the Principal
        Financial                                               Principal Mutual
        Group                                             Life Insurance Company


August 14, 1997



Mr. Stephan L. Jones
President
Principal International Emerging Markets Fund, Inc.
Principal Financial Group
Des Moines, IA  50392-0200

Dear Mr. Jones

     Principal Mutual Life Insurance Company intends to purchase 1,000,000 shares of Common Stock of Principal International Emerging Markets Fund, Inc., par value $.01 per share (the "Shares") at $10.00 per share. In connection with such purchase, Principal Mutual Life Insurance Company represents and warrants that it will purchase such Shares as an investment and not with a view to resale, distribution or redemption.


                                      PRINCIPAL MUTUAL LIFE INSURANCE COMPANY

                                              /s/ Michael D. Roughton
                                      By_____________________________________
                                        Michael D. Roughton

Mailing Address: Des Moines, Iowa 50392-0001 (515) 247-5111 / FAX 247-5930